EXHIBIT 4.4

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of April 15, 2003 (as amended, restated, supplemented or otherwise modified, this “Agreement”), is between DAN RIVER INC., a Georgia corporation (the “Company”), the Guarantors of the Company party hereto from time to time (together with the Company, the “Grantors”) and HSBC BANK USA, a New York banking corporation and trust company, as trustee (the “Trustee”) pursuant to the Indenture (as hereinafter defined).

RECITALS

WHEREAS, pursuant to that certain Indenture dated as of April 15, 2003, by and between the Company, the Guarantors, if any, and the Trustee (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Company has issued its 12-3/4% Senior Notes due 2009 (the “Senior Notes”);

WHEREAS, it is contemplated that the Company may, after the date hereof, issue Exchange Notes and Additional Notes (each as defined in the Indenture; the Exchange Notes and the Additional Notes, together with the Senior Notes, the “Notes”), in each case, pursuant to the provisions of the Indenture;

WHEREAS, the Grantors are or will be the legal owners of or have or will have rights in the Collateral (as hereinafter defined); and

WHEREAS, in order to induce the Trustee to enter into the Indenture for the benefit of itself and the Holders, the Grantors have agreed to grant Note Liens on the Collateral during any Secured Period to secure the payment and performance of all of the Obligations (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Indenture are used herein as therein defined (including the rules of construction set forth in Section 1.4 of the Indenture) and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Agent” means the Agent under the Credit Agreement.

“Bankruptcy Proceeding” has the meaning assigned thereto in the Credit Agreement.

“Collateral Account” has the meaning assigned thereto in the Indenture.

“Credit Agreement” means (i) the Credit Agreement dated as of April 15, 2003, by and among (among others) the Company, Deutsche Bank Trust Company Americas and the lenders from time to time a party thereto, and (ii) any Future First-Lien Credit Facility (as defined in the Intercreditor Agreement).

“Deposit Accounts” means all “deposit accounts,” as such term is defined in the UCC.

“Discharge of Senior Lender Claims” has the meaning assigned thereto in the Intercreditor Agreement.

“Domestic” means, with reference to any corporation or other entity, that such entity is organized under the laws of the United States or any state of the United States or the District of Columbia.

“Equipment” means, with respect to any Person, (a) all of such Person’s “equipment” as such term is defined in the UCC, whether existing now or in the future, and (b) all of the following (regardless of how classified in the UCC): machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Person and all of such Person’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements thereof, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“Indenture Documents” means (1) the Indenture, (2) the Security Documents (as defined in the Indenture), (3) this Agreement, (4) the Notes and (5) all amendments, modifications, restatements, supplements, consolidations, extensions, renewals and replacements of the foregoing.

“Intellectual Property” means, with respect to any Person, all of such Person’s now owned and hereafter arising or acquired (whether in the United States or any other country): patents; trademarks; copyrights; intellectual property licenses; all rights to sue for past, present and future infringement of any of the foregoing; formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; domain names and domain name registrations; and Software and contract rights relating to software, in whatever form created or maintained.

“Inventory” means, with respect to any Person: (a) all of such Person’s “inventory” as such term is defined in the UCC, whether existing now or in the future, and (b) all of the following regardless of how classified under the UCC: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in such Person’s business; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned or repossessed by such Person.

“Mortgage” has the meaning assigned thereto in the Indenture.

“Mortgaged Property” has the meaning assigned thereto in each Mortgage.

“Net Cash Proceeds” has the meaning assigned thereto in the Indenture.

“Net Insurance/Condemnation Proceeds” means any cash payments or proceeds received by any Grantor or any of its Subsidiaries or the Trustee (a) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of such Grantor or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by such Grantor or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Grantor or such Subsidiary in respect thereof.

“Obligations” means all obligations (whether or not constituting future advances, obligatory or otherwise) of any Grantor from time to time arising under or in respect of this Agreement and the other Indenture Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement and the other Indenture Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Grantor, any Guarantor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

“Secured Parties” means the Trustee and the Holders.

“Senior Lender Claims” has the meaning assigned thereto in the Intercreditor Agreement.

“Shared Collateral Proceeds Deposit Accounts” means all Deposit Accounts, now or hereafter held in the name of any Grantor, into which Net Insurance/Condemnation Proceeds arising out of any sale, casualty, condemnation or other occurrence relating to the Collateral and Net Cash Proceeds from any sale of Collateral shall be deposited pending disbursement in accordance with the Indenture and the Intercreditor Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Trustee pursuant to the applicable Indenture Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York. “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Indenture Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

All other undefined terms contained in this Agreement, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

Each reference in this Agreement to matters requiring compliance with the provisions of the Credit Agreement shall at any time after Discharge of Senior Lender Claims be deemed to be a reference to the applicable provisions of the Credit Agreement as in effect on the date immediately preceding such discharge.

2. Grant of Lien.

(a) As of the date of this Agreement and during any Unsecured Period, the Trustee and the other Secured Parties shall not be entitled to nor have any lien on the Collateral. As security for all Obligations, each Grantor hereby grants to the Trustee during any First Priority Period, for the benefit of the Secured Parties, a continuing security interest in, lien on, assignment of and right of set-off against, the Collateral Account. As security for all Obligations, each Grantor hereby grants to the Trustee during any Secured Period and subject to the Intercreditor Agreement, for the benefit of the Secured Parties, a continuing security interest in, lien on, assignment of and right of set-off against, all of the following property and assets of such Grantor, whether now owned or existing or hereafter acquired or arising, regardless of where located, which lien and security interest shall, subject to Permitted Liens, (1) during any Second Priority Period be subject and subordinate to the lien granted to the First Priority Creditors securing the First Priority Indebtedness and (2) during any First Priority Period be a first-ranking lien:

(i) all Equipment;

(ii) Shared Collateral Proceeds Deposit Accounts;

(iii) all accessions to, substitutions for and replacements, products and proceeds of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

The Collateral Account (during any First Priority Period) and all of the foregoing, together with the Mortgaged Property covered by the Mortgages and all other property of the Grantors in which the Trustee may at any time be granted a Lien as collateral for the Obligations, are herein collectively referred to as the “Collateral.”

(b) All of the Obligations shall be secured by all of the Collateral.

3. Perfection and Protection of Security Interest.

(a) Subject to the continuing requirements of the Intercreditor Agreement, the Grantors shall, at the Company’s expense, perform all steps required or otherwise reasonably requested by the Trustee at any time to perfect, maintain, protect, and enforce the Trustee’s Note Liens on the Collateral during any Secured Period, including, without limitation: (i) executing, delivering and/or filing and recording of the Mortgages and authorizing the filing of financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to the Trustee, or documents to similar effect under any applicable foreign law; and (ii) taking such other steps as are deemed necessary or desirable by the Trustee to maintain and protect the Trustee’s Note Liens.

(b) Subject to the Intercreditor Agreement, the Grantors hereby irrevocably authorize the Trustee and its agents at any time and from time to time during any Secured Period to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) describe the Collateral and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of New York for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether each Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information reasonably requested by the Trustee to the Trustee promptly, but in any event within ten (10) days, after written request therefor from the Trustee.

(c) From time to time during any Secured Period, each Grantor shall, upon the Trustee’s reasonable request, execute and deliver confirmatory written instruments pledging to the Trustee, for the ratable benefit of the Secured Parties, the Collateral, but any Grantor’s failure to do so shall not affect or limit any security interest or any other rights of the Secured Parties in and to the Collateral with respect to such Grantor. So long as the Indenture is in effect and until all Obligations have been fully satisfied, the Trustee’s Note Liens shall continue in full force and effect on all Collateral except as provided in the Indenture and the Intercreditor Agreement.

(d) Without limiting the prohibitions on mergers involving the Grantors contained in the Indenture, no Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof or change its name or type of entity as identified on Schedule 1, unless it gives the Trustee at least thirty (30) days’ prior written notice thereof and, during any Secured Period, executes any and all financing statements and other documents that the Trustee reasonably requests in connection therewith.

(e) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement during any First Priority Period with respect to any financing statement relating to the Collateral without the prior written consent of the Trustee and agrees that it will not do so without the prior written consent of the Trustee, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC and subject in all cases to the provisions of the Intercreditor Agreement.

(f) Each Grantor shall preserve and protect any security interest and priority created by this Agreement and the Indenture Documents (in each case to the extent provided in the Intercreditor Agreement) and shall defend such security interest and priority, if any, against the claims and demands of all Persons whomsoever other than Permitted Liens.

4. Location of Collateral. Each Grantor represents and warrants to the Trustee and the other Secured Parties that the Collateral will be maintained at the locations described in the Credit Agreement and at additional locations as provided in the Credit Agreement or at such other locations of which the Trustee and the Deposit Agent shall be notified as provided in the Indenture Documents.

5. Jurisdiction of Organization. Schedule 1 hereto identifies each Grantor’s exact name as of the Closing Date as it appears in official filings in the state of its incorporation or other organization, the type of entity of the Grantor (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by such Grantor’s state of incorporation or organization or a statement that no such number has been issued and the jurisdiction in which such Grantor is incorporated or organized. Each Grantor has only one state of incorporation or organization.

6. Title to, Liens on, and Sale and Use of Collateral. Each Grantor represents and warrants to the Trustee and the other Secured Parties and agrees with the Trustee and the other Secured Parties that: (a) such Grantor has rights in and the power to transfer all of the Collateral free and clear of any liens, claims or interests, except Permitted Liens, and (b) such Grantor will, during any First Priority Period, maintain the Collateral in accordance with the requirements of the Indenture.

7. Equipment.

(a) Each Grantor represents and warrants to the Secured Parties and agrees with the Trustee and the other Secured Parties that, during any Secured Period, all of the Equipment owned by such Grantor is and will be used or held for use in such Grantor’s business, and is and will be fit for such purposes. Each Grantor shall, during any Secured Period, keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) in accordance with past operating practices and shall make all necessary replacements thereof.

(b) Each Grantor shall not, during any Secured Period, permit any Equipment to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Trustee does not have a Lien. During any Secured Period, no Grantor will, without the Trustee’s prior written consent, alter or remove any identifying symbol or number on any of such Grantor’s Equipment constituting Collateral.

8. Right to Cure. Upon the occurrence of any Default during any Secured Period which is then continuing, the Trustee may, subject to the provisions of the Indenture and the Intercreditor Agreement, pay any amount or do any act required of the Grantors hereunder or under any other Indenture Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Trustee’s Liens therein, and which the Grantors fail to pay or do, including payment of any judgment against any Grantor, any insurance premium, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral. All reasonable payments that the Trustee makes under this Section 8 and all out-of-pocket costs and expenses that the Trustee pays or incurs in connection with any action taken by it hereunder shall be reimbursed to the Trustee by the Grantors. Any payment made or other action taken by the Trustee under this Section 8 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

9. Power of Attorney. Each Grantor hereby appoints the Trustee and the Trustee’s designee as such Grantor’s attorney during any Secured Period, subject in any case to the provisions of the Intercreditor Agreement, with power: (a) if such Grantor fails or refuses to do so after notice, to sign such Grantor’s name on any notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (b) to the extent that such Grantor’s authorization given in Section 3(b) of this Agreement is not sufficient, to file such financing statements with respect to this Agreement, with or without such Grantor’s signature, or to file a photocopy of this Agreement in substitution for a financing statement, as the Trustee may deem appropriate and to execute in such Grantor’s name such financing statements and amendments thereto and continuation statements which may require such Grantor’s signature; and (c) to do all things necessary or advisable to carry out the Indenture, this Agreement, and the other Indenture Documents. Each Grantor ratifies and approves all acts of such attorney. None of the Secured Parties nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their willful misconduct. This power, being coupled with an interest, is irrevocable during any Secured Period, subject in any case to the provisions of the Intercreditor Agreement until the Indenture has been terminated and the Obligations have been fully satisfied.

10. The Trustee’s Rights, Duties and Liabilities.

(a) The Grantors assume all responsibility and liability arising from or relating to the use, sale, license or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Trustee to take any steps to perfect the Trustee’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of the Obligations. Following the occurrence and during the continuation of an Event of Default during any Secured Period, subject in all cases to the Intercreditor Agreement the Trustee may (but shall not be required to), without notice to or consent from the Grantors, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Grantors for the Obligations or under the Indenture or any other agreement now or hereafter existing between the Trustee and the Grantors.

(b) It is expressly agreed by the Grantors that, anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its contracts (including, without limitation, any partnership agreements or limited liability company agreements relating to any Collateral) and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. None of the Secured Parties shall have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by the Trustee of any payment relating to any contract or license pursuant hereto. None of the Secured Parties shall be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

11. Indemnification. In any suit, proceeding or action brought by any Secured Party relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, each Grantor will save, indemnify and keep each Secured Party harmless from and against all reasonable expense (including reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or other Person obligated on the Collateral, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Grantor, except in the case of any Secured Party, to the extent such expense, loss, or damage is attributable solely to the gross negligence or willful misconduct of such Secured Party as finally determined by a court of competent jurisdiction. All such obligations of each Grantor shall be and remain enforceable against and only against such Grantor and shall not be enforceable against any Secured Party.

12. Limitation on Liens on Collateral. The Grantors will not create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is reasonably necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of the Secured Parties in and to any of the Grantors’ rights under the Collateral against the claims and demands of all Persons whomsoever other than holders of Senior Lender Claims, subject in all cases to the Intercreditor Agreement.

13. Notice Regarding Collateral. During any Secured Period, the Grantors will advise the Trustee promptly, but in any case not later than 20 days after learning of the existence thereof (or after the commencement of such Secured Period, if later), in reasonable detail, of any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral.

14. Remedies; Rights Upon Default.

(a) In addition to all other rights and remedies granted to it under this Agreement, the Indenture, the other Indenture Documents and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing during any First Priority Period, the Trustee may, during any First Priority Period, exercise all rights and remedies of a secured party under the UCC or otherwise available to it at law or in equity. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event during any First Priority Period, the Trustee, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of such Grantor constituting Collateral or where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on the Trustee’s claim or action and may during any First Priority Period collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. During any First Priority Period, each Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Secured Parties, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Trustee shall have the right to conduct such sales on each Grantor’s premises or elsewhere and shall have the right to use each Grantor’s premises without charge for such time or times as the Trustee deems necessary or advisable.

(b) Each Grantor further agrees, at the Trustee’s request during any First Priority Period, to assemble the Collateral and make it available to the Trustee at a place or places designated by the Trustee which are reasonably convenient to the Trustee and such Grantor, whether at such Grantor’s premises or elsewhere. During any First Priority Period, until the Trustee is able to effect a sale, lease, or other disposition of Collateral, the Trustee shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Trustee. The Trustee shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to Collateral while Collateral is in the possession of the Trustee. During any First Priority Period, the Trustee may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Trustee’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Trustee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, as provided under the Indenture and only after so paying over such net proceeds, and after the payment by the Trustee of any other amount required by any provision of law, need the Trustee account for the surplus, if any, to the Grantors. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages and demands against any Secured Party arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Trustee or such other Secured Party as finally determined by a court of competent jurisdiction. Each Grantor agrees that ten (10) days prior notice by the Trustee of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, in-

cluding any attorneys’ fees or other expenses incurred by any Secured Party to collect such deficiency.

(c) Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(d) To the extent that applicable law imposes duties on the Trustee to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Trustee (i) to fail to incur expenses reasonably deemed significant by the Trustee to prepare Collateral for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment or (xi) to the extent deemed appropriate by the Trustee, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Trustee in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 14(d) is to provide non-exhaustive indications of what actions or omissions by the Trustee would not be commercially unreasonable in the Trustee’s exercise of remedies against the Collateral and that other actions or omissions by the Trustee shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 14(d). Without limitation of the foregoing, nothing contained in this Section 14(d) shall be construed to grant any rights to the Grantors or to impose any duties on the Trustee that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 14(d).

15. Limitations on the Trustee’s Duty in Respect of Collateral. The Trustee shall use reasonable care with respect to the Collateral in its possession or under its control. The Trustee shall have no other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Trustee, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto other than to act reasonably and in good faith and to take such actions and exercise such care with respect to such Collateral in its possession as the Trustee would take with respect to similar property for which it is the owner.

16. Grant of License to Use Intellectual Property. For the purpose of enabling the Trustee to exercise rights and remedies under Section 14 hereof during any First Priority Period (including, without limiting the terms of Section 14 hereof, in order to take possession of, hold, preserve, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as the Trustee shall be lawfully entitled to exercise such rights and remedies hereunder, the Grantor hereby grants to the Trustee, for the benefit of the Secured Parties, an irrevocable, nonexclusive license during any First Priority Period (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by the Grantor relating to the operation of the Collateral, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof other than any Intellectual Property which is the subject of an exclusive license in favor of any third party that would otherwise prohibit such grant.

17. Miscellaneous.

(a) Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any Bankruptcy Proceeding be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b) Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Indenture.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement is to be read, construed and applied together with the Indenture and the other Indenture Documents which, taken together, set forth the complete understanding and agreement of the Trustee and the Grantors with respect to the matters referred to herein and therein.

(d) No Waiver; Cumulative Remedies. Neither the Trustee nor any other Secured Party shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Trustee and then only to the extent therein set forth. A waiver by the Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Trustee or any other Secured Party, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Trustee and the Company.

(e) Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

(f) Termination of This Agreement. Subject to Section 17(a) hereof, this Agreement shall terminate upon the payment in full of all Obligations (other than indemnification Obligations as to which no claim has been asserted).

(g) Successors and Assigns. This Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of the Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of the Trustee, for the benefit of the Secured Parties, hereunder, inure to the benefit of the Secured Parties, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Trustee, for the benefit of the Secured Parties, hereunder. No Grantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Agreement.

(h) Counterparts. This Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Trustee, electronic means, all of which shall be equally valid.

(i) Governing Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE INDENTURE DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE

OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH GRANTOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY GRANTOR AND THE SECURED PARTIES PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER INDENTURE DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER INDENTURE DOCUMENTS, PROVIDED THAT THE SECURED PARTIES AND THE GRANTORS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, AND PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE TRUSTEE FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE SECURED PARTIES. EACH GRANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH GRANTOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH GRANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH GRANTOR AT THE ADDRESS SET FORTH IN SECTION 14.2 OF THE INDENTURE AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(j) Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE TRUSTEE, THE HOLDERS, AND THE GRANTORS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS SECURITY AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

(k) Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

(l) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(m) Advice of Counsel. Each of the parties hereto represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Section 17(i) and Section 17(j), with its counsel.

(n) Benefit of the Holders. All Liens granted or contemplated hereby shall be for the benefit of the Secured Parties, and all proceeds or payments realized from Collateral in accordance herewith shall be applied (i) during any First Priority Period, to the Obligations in accordance with the terms of the Indenture and this Agreement and (ii) during any Second Priority Period, in accordance with the provisions of the Intercreditor Agreement.

(o) Additional Guarantors. The Company shall cause each Guarantor under the Indenture and each Qualified Subsidiary (as defined in the Credit Agreement) to execute and deliver to the Trustee a joinder agreement substantially in the form of Exhibit 1 annexed hereto and such other documents as the Trustee shall request, in each case, within five Business Days of the date of such transfer of assets, upon such execution and delivery, such Qualified Subsidiary or Guarantor shall constitute a “Grantor” for all purposes hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such joinder agreement shall not require the consent of any existing Grantor hereunder. The rights and obligations of each existing Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

(p) Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Trustee pursuant to this Agreement and the exercise of any right or remedy by the Trustee hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

18. Trustee.

(a) Indemnity. No provision of this Agreement shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Agreement at the request of any Holder, pursuant to the provisions of this Agreement, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.

(b) Reliance. The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(c) Officers’ Certificate; Opinion of Counsel. Before the Trustee acts or refrain from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel and Opinions of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) Agents of Trustee. The Trustee may act through its attorneys, accountants, experts and such other professionals as the Trustee deems necessary, advisable or appropriate and shall not be responsible for the misconduct or negligence of any attorney, accountant, expert or other such professional appointed with due care.

(e) Liability. The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Agreement.

(f) Order. Unless otherwise specifically provided herein, any demand, request, direction or notice from the Company shall be sufficiently evidenced by a written order signed by two Officers of the Company.

(g) Knowledge of Default. The Trustee shall not be charged with knowledge of any Default or Event of Default under Section 6.1 of the Indenture (other than under Section 6.1(a) of the Indenture (subject to the following sentence) or Section 6.1(b) of the Indenture) unless either (i) a Responsible Officer shall have actual knowledge thereof, or (ii) the Trustee shall have received notice thereof in accordance with Section 14.2 of the Indenture from the Company or any Holder. The Trustee shall not be charged with knowledge of the Company’s obligation to pay Additional Interest, or the cessation of such obligation, unless the Trustee receives written notice thereof from the Company or any Holder.

(h) Disclaimer of Certain Duties. The Trustee shall have no duty (i) to cause the maintenance of any insurance, (ii) to see to the payment or discharge of any tax, charge or Lien levied against any part of the Collateral, or (iii) to see to the filing or refiling of any Security Documents.

19. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement, the Indenture, the other Indenture Documents, the Collateral or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of the Indenture or this Agreement, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

20. Compensation, Reimbursement and Indemnity of Trustee.

The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Agreement and the rendering by it of the services required hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by or on behalf of it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s attorneys, accountants, experts and such other professionals as the Trustee deems necessary, advisable or appropriate.

The Company shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the costs and expenses of enforcing this Agreement against the Company or a Guarantor and defending itself against or investigating any claim (whether asserted by the Company, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend any claim or threatened claim asserted against the Trustee, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 20 shall survive the resignation or removal of the Trustee, the satisfaction and discharge of the Indenture and this Agreement and the termination of the Indenture and this Agreement.

To secure the Company’s payment obligations in this Section 20, the Trustee shall have a Lien prior to the Notes (but subject to the Intercreditor Agreement) on all money or property held or collected by the Trustee, except that held in trust to pay principal, Redemption Price or Purchase Price of or Additional Interest, if any, or interest on, particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge of the Indenture and this Agreement and the termination of the Indenture and this Agreement.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(f) or (g) of the Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

DAN RIVER INC., a Georgia corporation, as the Company and as a Grantor

By:	/S/ DENISE LAUSSADE
	Name:	Denise Laussade
	Title:	Vice President, Finance

TRUSTEE:

HSBC BANK USA, as the Trustee

By:	/S/ FRANK GODINO
	Name:	Frank Godino
	Title:	Vice President

SCHEDULE 1

to

SECURITY AGREEMENT

JURISDICTION OF ORGANIZATION

A.	the Grantor’s official name: Dan River Inc.

B.	Type of entity (i.e. corporation, partnership, limited partnership, limited liability company): Corporation

C.	Organizational identification number issued by the Grantor’s state of incorporation or organization or a statement that no such number has been issued: J915881

D.	State of Incorporation or Organization: Georgia

EXHIBIT 1

FORM OF JOINDER AGREEMENT

[Name of New Grantor]

[Address of New Grantor]

[Date]

Ladies and Gentlemen:

Reference is made to that certain security agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of April 15, 2003, between Dan River Inc. (the “Company”), the Subsidiaries of the Company from time to time party thereto by execution of a joinder agreement, and HSBC Bank USA, as Trustee (in such capacity and together with any successors in such capacity, the “Trustee”).

This letter supplements the Security Agreement and is delivered by the undersigned                      (the “New Grantor”), pursuant to Section 18(o) of the Security Agreement. The New Grantor hereby agrees to be bound as a Grantor by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement and without limiting the generality of the foregoing, hereby grants to the Trustee, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Grantor thereunder. The New Grantors hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Grantors contained in the Security Agreement.

Attached hereto are supplements to each of the Schedules to the Security Agreement with respect to the New Grantor. Such supplements shall be deemed to be part of the Security Agreement.

This agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate coun-

terparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS AGREEMENT AND THE RIGHTS AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF A LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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IN WITNESS WHEREOF, the New Grantor has caused this letter agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW GRANTOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

[ ],
as Trustee

By:
Name:
Title:

[Schedules to be attached]

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